EXHIBIT 11
                            JONES APPAREL GROUP, INC.
              Computation of Basic and Diluted Earnings per Share
                     (In millions except per share amounts)

                                         For the Year Ended December 31,
                                        --------------------------------
                                            2000        1999        1998
                                        --------    --------     -------
Basic Earnings per Share:
-------------------------
Net income...........................     $301.9      $188.4      $154.9
                                        ========    ========     =======

Weighted average number of shares
outstanding..........................      119.0       114.1       101.6
                                        ========    ========     =======

Basic earnings per share.............      $2.54       $1.65       $1.52
                                        ========    ========     =======

Diluted Earnings per Share:
---------------------------
Net income...........................     $301.9      $188.4      $154.9
                                        ========    ========     =======

Weighted average number of shares
outstanding..........................      119.0       114.1       101.6

Assumed issuances under exercise
of stock options.....................        2.9         3.9         3.5
                                        --------    --------     -------

                                           121.9       118.0       105.1
                                        ========    ========     =======

Diluted earnings per share...........      $2.48       $1.60       $1.47
                                        ========    ========     =======